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                                                                    Exhibit 99.1

     Press Release                            Source: Sirenza Microdevices, Inc.

Sirenza Microdevices Completes Acquisition of Xemod Incorporated
Thursday September 12, 7:45 am ET

     SUNNYVALE, Calif.--(BUSINESS WIRE)--Sept. 12, 2002--Sirenza Microdevices, Inc. (Nasdaq:SMDI - News), a leading designer and supplier of high-performance radio frequency (RF) components for communications equipment manufacturers, today announced that it has completed its acquisition of Xemod Incorporated, a privately held, fabless designer and manufacturer of RF power amplifier modules and components based on patented lateral double-diffused transistor (LDMOS) technology. As announced on August 16, 2002, the transaction was valued at approximately $4.5 million in cash, with additional cash considerations for Xemod's achievement of technology licensing objectives.

"We are pleased to complete this strategic acquisition, which extends our power component product line upward, enhances our intellectual property portfolio and research and development capabilities, and supports our fabless operating model," said Robert Van Buskirk, president and chief executive officer of Sirenza. "By integrating Xemod's proprietary LDMOS technology with our existing platforms, we will be able to provide customers with a complete line of pre-driver, driver and output power amplifiers, offering the optimal semiconductor technology for a broad range of wireless equipment applications and RF power requirements."

As a result of the acquisition, Joseph Johnson, president and chief executive officer of Xemod, will join Sirenza as chief technology officer. Richard Clark, Xemod vice president of marketing, will become vice president and general manager of Sirenza's new Integrated Power Products business area.

Sirenza Microdevices, Inc.

Sirenza Microdevices, Inc., an ISO 9001:2000-certified manufacturer headquartered in Sunnyvale, California, with design centers throughout the U.S. and Canada, is a leading supplier of high-performance RF components for the wireless and wireline telecommunications markets. The company's product lines include amplifiers, power amplifiers, discrete devices, RF signal processing components, fiber optic components, and high-performance multicomponent modules
(MCMs) for transmit and receive applications. Product information may be found on Sirenza Microdevices' website at www.sirenza.com.

This news release contains forward-looking statements regarding future events or results, including the integration of the two companies' technologies and products, the resulting product performance, and the appointment of new management. Sirenza cautions readers that such statements are, in fact, predictions and that actual events or results may differ materially. There is no assurance that the integration will be successful, or that it will benefit the future performance of Sirenza or its products. Other factors that could cause actual events or results to differ materially from those in the forward-looking statements are included in the company's filings with the Securities and Exchange Commission, specifically the Form 10-K filed in March 2002 and the latest Form 10-Q filed in August 2002. The company undertakes no obligation to update its forward-looking statements at any time or for any reason.

_________________________
       Contact:
     Sirenza Microdevices, Inc.
     Robert Van Buskirk, 408/616-5497
     ir@sirenza.com


   __________________________________
   Source: Sirenza Microdevices, Inc.